AvalonBay Communities, Inc.

For Immediate News Release	Exhibit 99.2
October 25, 2006
AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2006 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2006 was $42,901,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.57 for the quarter ended September 30, 2006, compared to $1.30 for the comparable period of 2005, a per share decrease of 56.2%. This decrease is primarily attributable to gains on the sale of assets in 2005, partially offset by growth in income from existing and newly developed communities. For both of the nine months ended September 30, 2006 and 2005, EPS was $2.95.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended September 30, 2006 was $83,916,000, or $1.11 per share compared to $68,091,000, or $0.91 per share for the comparable period of 2005, a per share increase of 22.0%. FFO per share for the quarter ended September 30, 2006 includes $0.01 per share from gains on the sale of a land parcel and the final installment on the disposition of the Company’s investment in a technology venture. Adjusting for these non-routine items, FFO per share increased approximately 21% during the quarter ended September 30, 2006 as compared to 2005, driven primarily by improved community operating results and contributions from newly developed communities.
FFO per share for the nine months ended September 30, 2006 increased by 15.8% to $3.29 from $2.84 for the comparable period of 2005. FFO per share for the nine months ended September 30, 2006 includes $0.18 per share related to the sale of two land parcels and the final installment from the sale of a technology venture. FFO per share for the nine months ended September 30, 2005 includes several non-routine items totaling $0.11 per share. Adjusting for these non-routine items in both nine-month periods, FFO per share increased 13.9%, driven primarily by improved community operating results and contributions from newly developed communities.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said “Same-store NOI increased almost 10% year-over-year, our highest NOI growth in five years, allowing us to raise our full-year financial outlook. Job growth, modest supply and the large gap between the cost to rent and the cost to own will support continued NOI growth into 2007.”
Operating Results for the Quarter Ended September 30, 2006 Compared to the Quarter Ended September 30, 2005
For the Company, including discontinued operations, total revenue increased by $10,653,000, or 6.0% to $187,667,000. For Established Communities, rental revenue increased 7.3%, comprised of an increase in Average Rental Rates of 6.9% and an increase in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $9,645,000 to $142,382,000. Operating expenses for Established Communities increased $1,049,000, or 2.4% to $44,983,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $8,596,000, or 9.7%, to $97,399,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2005 to the third quarter of 2006:

3Q 06 Compared to 3Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.5%	3.7%	4.9%	41.2%
Mid-Atlantic	8.9%	2.2%	12.0%	17.4%
Midwest	4.9%	(12.9%)	19.7%	2.3%
Pacific NW	10.8%	3.8%	14.9%	4.4%
No. California	9.6%	1.1%	13.9%	22.3%
So. California	7.1%	5.1%	7.9%	12.4%

Total	7.3%	2.4%	9.7%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

3Q 06 vs 3Q 05
Rental Revenue Change — GAAP Basis	7.3%

Rental Revenue Change with Concessions on a Cash Basis	8.7%

Operating Results for the Nine Months Ended September 30, 2006 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $25,342,000, or 4.9% to $545,287,000. For Established Communities, rental revenue increased 6.7%, comprised of an increase in Average Rental Rates of 5.9% and an increase in Economic Occupancy of 0.8%. As a result, total revenue for Established Communities increased $25,960,000 to $416,127,000, and operating expenses for Established Communities increased $3,680,000 or 2.9% to $129,802,000. Accordingly, NOI for Established Communities increased by $22,280,000 or 8.4% to $286,325,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005:

YTD 2006 Compared to YTD 2005

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.6%	4.3%	4.8%	41.7%
Mid-Atlantic	8.5%	1.8%	11.5%	17.5%
Midwest	2.3%	(2.5%)	5.4%	2.2%
Pacific NW	9.5%	6.4%	11.2%	4.4%
No. California	8.0%	2.1%	10.7%	22.5%
So. California	6.8%	0.8%	9.3%	11.7%

Total	6.7%	2.9%	8.4%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities.
Development and Redevelopment Activity
The Company completed the development of two communities during the third quarter of 2006. Avalon Camarillo, located in Ventura County, CA, is a garden-style community containing 249 apartment homes and was completed for a Total Capital Cost of $48,100,000. Avalon Del Rey, located in Los Angeles, CA, is a garden-style community containing 309 apartment homes and was completed for a Total Capital Cost of $70,000,000. In the fourth quarter of 2006, the Company expects to complete a previously arranged transaction to admit a 70% partner to the joint venture which owns Avalon Del Rey, while retaining a 30% investment interest.
The Company commenced construction of two wholly-owned communities during the third quarter of 2006: Avalon Encino, located in Los Angeles, CA, and Avalon Bowery Place II, located in New York, NY. Avalon Encino is expected to contain 131 apartment homes when completed for a Total Capital Cost of $61,500,000. Avalon Bowery Place II is an additional phase of a multi-phase, mixed-use community that is expected to contain an aggregate of 657 apartment homes and 109,600 square feet of retail space for a Total Capital Cost of $307,400,000.
In addition, the Company commenced the redevelopment of Avalon at AutumnWoods located in Fairfax, VA. Avalon at AutumnWoods is a wholly-owned garden-style community containing 420 apartment homes with an expected Total Capital Cost to redevelop this community of $7,100,000, excluding costs incurred prior to the start of redevelopment.
Acquisition Activity
During the third quarter of 2006, the Company agreed to purchase its partner’s 51% interest in Avalon Run, a community developed through a general partnership in 1994. Avalon Run is a garden-style community containing 426 apartment homes, located in Lawrenceville, NJ. The Company expects to complete the acquisition in the fourth quarter of 2006, at which time Avalon Run will be a wholly-owned community.
In October 2006, the Company acquired Southgate Crossing, located in Columbia, MD, for a purchase price of $35,850,000. Southgate Crossing is a wholly-owned, garden-style apartment community containing 215 apartment homes.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Investment Management Fund Activity
During the third quarter of 2006, AvalonBay Value Added Fund, L.P. (the “Fund”), acquired one community. The Springs, located in Corona, CA, part of the Inland Empire, is a garden-style community containing 320 apartment homes and was acquired for a purchase price of $47,120,000. The Fund is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
Financing, Liquidity and Balance Sheet Statistics
In July 2006, the Company repaid $150,000,000 of unsecured notes with an annual interest rate of 6.8%, pursuant to their scheduled maturity.
In September 2006, the Company issued a total of $500,000,000 of unsecured notes under its existing shelf registration statement. The offering consisted of two separate $250,000,000 tranches with effective interest rates of 5.586% and 5.820%, maturing in 2012 and 2016, respectively.
As of September 30, 2006, the Company had no amounts outstanding under its $500,000,000 unsecured credit facility, and had $186,882,000 in unrestricted cash and cash equivalents on hand. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 22.5% at September 30, 2006. Unencumbered NOI for the nine months ended September 30, 2006 exceeded 80% and Interest Coverage for the third quarter of 2006 was 3.8 times.
Fourth Quarter and Full Year Outlook
Due to changes in previously planned dispositions, the Company has decreased projected EPS to a range of $0.54 to $0.58 for the fourth quarter of 2006, resulting in projected EPS of $3.49 to $3.53 for the full year 2006.
Strong apartment fundamentals in the Company’s markets drove revenue and NOI growth, resulting in better than expected operating results for the third quarter of 2006. As such, the Company has increased the range for Projected FFO per share to $4.36 to $4.40 for the full year 2006.
The Company expects to release its fourth quarter and full year 2006 earnings on January 31, 2007 after the market closes. The Company expects to hold a conference call on February 1, 2007 at 1:00 PM EST to discuss the fourth quarter and full year 2006 results, as well as the financial outlook for 2007.
Fourth Quarter 2006 Conference Event Schedule
The Company is scheduled to participate in the 2006 NAREIT Annual Convention on November 8-10, 2006 and will host the following events during the convention:

4Q 2006 Conference/Event Schedule

Converence/Event	Date
Development Site Tour: Avalon at Dublin Station I	Nov. 7
Property Tour and Reception: Avalon at Mission Bay I & II	Nov. 8

Presentation material that may address matters such as the Company’s operations and development program will be available on November 7, 2006 at http://www.avalonbay.com/events.
Other Matters
The Company will hold a conference call on October 26, 2006 at 1:00 PM EDT to review and answer questions about its third quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from October 26, 2006 at 3:00 PM EDT until November 2, 2006 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 6574941.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at http://www.adobe.com/products/acrobat/readstep2.html.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.
As of September 30, 2006, the Company owned or held a direct or indirect ownership interest in 163 apartment communities containing 47,445 apartment homes in ten states and the District of Columbia, of which 17 communities were under construction and four communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.
Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements”, as well as the Company’s Quarterly Report on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

THIRD QUARTER 2006
Supplemental Operating and Financial Data
Avalon Camarillo, located in Ventura County, CA, was completed in the third quarter of 2006 for a Total Capital Cost of $48.1 million. The community consists of seven three-story buildings with enclosed garages.
Avalon Camarillo contains 249 apartment homes and offers residents one, two and three-bedroom garden-style or townhome apartments. The community provides convenient access to the 101 Freeway and the Pacific Coast Highway, which link the community to Los Angeles, Thousand Oaks, Ventura, and Santa Barbara.
Residents of Avalon Camarillo enjoy such amenities as a swimming pool, fitness center, and clubroom.

THIRD QUARTER 2006
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Unconsolidated Real Estate Investments	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
September 30, 2006
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q3	Q3		YTD	YTD
	2006	2005	% Change	2006	2005	% Change
Net income available to common stockholders	$42,901	$96,953	(55.8%)	$222,597	$219,124	1.6%

Per common share — basic	$0.58	$1.32	(56.1%)	$3.01	$3.01	—
Per common share — diluted	$0.57	$1.30	(56.2%)	$2.95	$2.95	—

Funds from Operations	$83,916	$68,091	23.2%	$248,270	$211,665	17.3%
Per common share — diluted	$1.11	$0.91	22.0%	$3.29	$2.84	15.8%

Dividends declared — common	$58,183	$52,204	11.5%	$174,213	$155,981	11.7%
Per common share	$0.78	$0.71	9.9%	$2.34	$2.13	9.6%

Common shares outstanding	74,594,177	73,526,905	1.5%	74,594,177	73,526,905	1.5%
Outstanding operating partnership units	150,477	454,064	(66.9%)	150,477	454,064	(66.9%)

Total outstanding shares and units	74,744,654	73,980,969	1.0%	74,744,654	73,980,969	1.0%

Average shares outstanding — basic	74,226,808	73,194,714	1.4%	74,047,944	72,824,732	1.7%
Average operating partnership units outstanding	151,936	468,307	(67.6%)	180,265	481,306	(62.5%)
Effect of dilutive securities	1,310,155	1,341,746	(2.4%)	1,275,817	1,321,744	(3.5%)

Average shares outstanding — diluted	75,688,899	75,004,767	0.9%	75,504,026	74,627,782	1.2%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition (1)	Amount	Cap	Rate (2)	Maturities (1)

Conventional Debt				2006	$2,655
Long-term, fixed rate	$2,199,728	18.7%		2007	$267,738
Long-term, variable rate	111,760	1.0%		2008	$208,565
Variable rate credit facility				2009	$231,048
and construction loan	—	—		2010	$234,437

Subtotal, Conventional	2,311,488	19.7%	6.5%

Tax-Exempt Debt
Long-term, fixed rate	191,767	1.6%
Long-term, variable rate	139,770	1.2%

Subtotal, Tax-Exempt	331,537	2.8%	5.9%

Total Debt	$2,643,025	22.5%	6.4%

(1)	Excludes debt associated with communities classified as held for sale.

(2)	Includes credit enhancement fees, trustees’ fees, etc.
CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q306	$12,910	$6,361	$203
Q206	$11,205	$5,377	$164
Q106	$8,364	$5,559	$38
Q405	$7,067	$5,477	$77
Q305	$6,519	$4,842	$155
COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	146	42,363
Development Communities	17	5,082
Development Rights	48	12,394

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
September 30, 2006
(Dollars in thousands except per share data)
(unaudited)

	Q3	Q3		YTD	YTD
	2006	2005	% Change	2006	2005	% Change
Revenue:
Rental and other income	$186,082	$169,438	9.8%	$539,314	$494,603	9.0%
Management, development and other fees	1,585	1,379	14.9%	4,186	3,175	31.8%

Total	187,667	170,817	9.9%	543,500	497,778	9.2%

Operating expenses:
Direct property operating expenses, excluding property taxes	43,971	41,081	7.0%	123,901	115,146	7.6%
Property taxes	17,103	16,591	3.1%	50,878	48,814	4.2%
Property management and other indirect operating expenses	8,154	8,442	(3.4%)	25,092	23,164	8.3%
Investments and investment management (1)	1,388	1,211	14.6%	5,257	3,374	55.8%

Total	70,616	67,325	4.9%	205,128	190,498	7.7%

Interest expense, net	(26,937)	(31,790)	(15.3%)	(82,195)	(96,021)	(14.4%)
General and administrative expense (2)	(5,633)	(5,857)	(3.8%)	(18,395)	(19,278)	(4.6%)
Joint venture income and minority interest expense (3)	454	(107)	(524.3%)	629	5,803	(89.2%)
Depreciation expense	(40,364)	(38,787)	4.1%	(121,518)	(117,481)	3.4%
Gain on sale of land	505	—	N/A	13,671	4,617	196.1%

Income from continuing operations	45,076	26,951	67.3%	130,564	84,920	53.7%

Discontinued operations: (4)
Income from discontinued operations	—	3,686	(100.0%)	1,147	11,978	(90.4%)
Gain on sale of communities	—	68,491	(100.0%)	97,411	128,751	(24.3%)

Total discontinued operations	—	72,177	(100.0%)	98,558	140,729	(30.0%)

Net income	45,076	99,128	(54.5%)	229,122	225,649	1.5%
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(6,525)	(6,525)	—

Net income available to common stockholders	$42,901	$96,953	(55.8%)	$222,597	$219,124	1.6%

Net income per common share — basic	$0.58	$1.32	(56.1%)	$3.01	$3.01	—

Net income per common share — diluted	$0.57	$1.30	(56.2%)	$2.95	$2.95	—

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits. Abandoned pursuits are volatile and therefore may vary widely between periods.

(2)	Amount for the nine months ended September 30, 2005 includes the accrual of $1,500 in costs related to various litigation matters and separation costs in the amount of $2,100 due to the departure of a senior executive.

(3)	Amounts for the three and nine months ended September 30, 2006 and for the nine months ended September 30, 2005 include $433 and $6,252, respectively, related to gain on the sale of Rent.com to eBay.

(4)	Reflects net income for communities sold during the period from January 1, 2005 through September 30, 2006. The following table details income from discontinued operations as of the periods shown:

	Q3	Q3	YTD	YTD
	2006	2005	2006	2005
Rental income	$—	$6,197	$1,787	$22,167
Operating and other expenses	—	(2,100)	(640)	(7,163)
Interest expense, net	—	—	—	—
Depreciation expense	—	(411)	—	(3,026)

Income from discontinued operations (5)	$—	$3,686	$1,147	$11,978

(5)	NOI for discontinued operations totaled $0 and $1,147 for the three and nine months ended September 30, 2006, respectively, all of which is related to assets sold.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
Real estate	$5,388,365	$5,303,744
Less accumulated depreciation	(1,058,148)	(938,297)

Net operating real estate	4,330,217	4,365,447

Construction in progress, including land	599,754	261,743
Land held for development	199,911	179,739
Operating real estate assets held for sale, net	64,112	138,859

Total real estate, net	5,193,994	4,945,788

Cash and cash equivalents	186,882	5,703
Cash in escrow	30,413	48,266
Resident security deposits	27,086	26,290
Other assets (1)	152,822	139,013

Total assets	$5,591,197	$5,165,060

Unsecured senior notes	$2,152,973	$1,809,182
Unsecured facility	—	66,800
Notes payable	487,025	458,035
Resident security deposits	37,845	35,601
Liabilities related to assets held for sale	42,981	36,764
Other liabilities	229,506	197,551

Total liabilities	$2,950,330	$2,603,933

Minority interest	5,446	19,464

Stockholders’ equity	2,635,421	2,541,663

Total liabilities and stockholders’ equity	$5,591,197	$5,165,060

(1)	Other assets includes $2,731 and $1,215 relating to assets classified as held for sale as of September 30, 2006 and December 31, 2005, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
September 30, 2006

	Apartment
	Homes	Average Rental Rates(2)			Economic Occupancy			Rental Revenue ($000’s)
		Q3 06	Q3 05	% Change	Q306	Q305	% Change	Q306	Q305	% Change
Northeast
Boston, MA	2,471	$1,658	$1,641	1.0%	95.3%	96.0%	(0.7%)	$11,715	$11,676	0.3%
Fairfield-New Haven, CT	1,998	2,062	1,961	5.2%	97.5%	97.7%	(0.2%)	12,057	11,478	5.0%
New York, NY	1,606	2,251	2,148	4.8%	97.2%	96.9%	0.3%	10,538	10,024	5.1%
Northern New Jersey	1,182	2,525	2,306	9.5%	97.4%	97.2%	0.2%	8,722	7,949	9.7%
Long Island, NY	915	2,401	2,302	4.3%	97.5%	97.3%	0.2%	6,428	6,151	4.5%
Central New Jersey	502	1,668	1,638	1.8%	96.6%	96.9%	(0.3%)	2,421	2,385	1.5%

Northeast Average	8,674	2,058	1,968	4.6%	96.9%	97.0%	(0.1%)	51,881	49,663	4.5%

Mid-Atlantic
Washington, DC	4,695	1,684	1,556	8.2%	97.0%	96.0%	1.0%	23,011	21,073	9.2%
Baltimore, MD	718	1,217	1,167	4.3%	96.9%	95.3%	1.6%	2,541	2,399	5.9%

Mid-Atlantic Average	5,413	1,622	1,505	7.8%	97.0%	95.9%	1.1%	25,552	23,472	8.9%

Midwest
Chicago, IL	887	1,151	1,104	4.3%	96.7%	96.1%	0.6%	2,956	2,817	4.9%

Midwest Average	887	1,151	1,104	4.3%	96.7%	96.1%	0.6%	2,956	2,817	4.9%

Pacific Northwest
Seattle, WA	2,500	1,162	1,061	9.5%	96.8%	95.5%	1.3%	8,438	7,616	10.8%

Pacific Northwest Average	2,500	1,162	1,061	9.5%	96.8%	95.5%	1.3%	8,438	7,616	10.8%

Northern California
San Jose, CA	4,788	1,576	1,437	9.7%	96.8%	96.3%	0.5%	21,926	19,895	10.2%
San Francisco, CA	2,015	1,878	1,708	10.0%	96.4%	96.5%	(0.1%)	10,946	9,959	9.9%
Oakland-East Bay, CA	1,647	1,265	1,186	6.7%	96.1%	95.6%	0.5%	6,005	5,602	7.2%

Northern California Average	8,450	1,588	1,454	9.2%	96.6%	96.2%	0.4%	38,877	35,456	9.6%

Southern California
Los Angeles, CA	1,198	1,592	1,473	8.1%	96.3%	97.0%	(0.7%)	5,512	5,130	7.4%
Orange County, CA	1,174	1,388	1,292	7.4%	97.2%	96.6%	0.6%	4,753	4,400	8.0%
San Diego, CA	1,058	1,419	1,353	4.9%	96.4%	95.7%	0.7%	4,341	4,109	5.6%

Southern California Average	3,430	1,469	1,373	7.0%	96.6%	96.5%	0.1%	14,606	13,639	7.1%

Average/Total Established	29,354	$1,669	$1,562	6.9%	96.8%	96.4%	0.4%	$142,310	$132,663	7.3%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful. The number of Established Communities was adjusted during the third quarter of 2006 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
September 30, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		Q3 06	Q2 06	% Change	Q3 06	Q2 06	% Change	Q3 06	Q2 06	% Change
Northeast
Boston, MA	2,471	$1,658	$1,644	0.9%	95.3%	95.6%	(0.3%)	$11,715	$11,650	0.6%
Fairfield-New Haven, CT	1,998	2,062	2,007	2.7%	97.5%	96.9%	0.6%	12,057	11,660	3.4%
New York, NY	1,606	2,251	2,203	2.2%	97.2%	97.2%	0.0%	10,538	10,313	2.2%
Northern New Jersey	1,182	2,525	2,460	2.6%	97.4%	97.3%	0.1%	8,722	8,484	2.8%
Long Island, NY	915	2,401	2,368	1.4%	97.5%	97.5%	0.0%	6,428	6,338	1.4%
Central New Jersey	502	1,668	1,667	0.1%	96.6%	96.7%	(0.1%)	2,421	2,421	0.0%

Northeast Average	8,674	2,058	2,019	1.9%	96.9%	96.8%	0.1%	51,881	50,866	2.0%

Mid-Atlantic
Washington, DC	4,695	1,684	1,641	2.6%	97.0%	96.2%	0.8%	23,011	22,236	3.5%
Baltimore, MD	718	1,217	1,175	3.6%	96.9%	98.0%	(1.1%)	2,541	2,480	2.5%

Mid-Atlantic Average	5,413	1,622	1,579	2.7%	97.0%	96.4%	0.6%	25,552	24,716	3.4%

Midwest
Chicago, IL	887	1,151	1,124	2.4%	96.7%	94.7%	2.0%	2,956	2,831	4.4%

Midwest Average	887	1,151	1,124	2.4%	96.7%	94.7%	2.0%	2,956	2,831	4.4%

Pacific Northwest
Seattle, WA	2,500	1,162	1,121	3.7%	96.8%	96.5%	0.3%	8,438	8,116	4.0%

Pacific Northwest Average	2,500	1,162	1,121	3.7%	96.8%	96.5%	0.3%	8,438	8,116	4.0%

Northern California
San Jose, CA	4,788	1,576	1,519	3.8%	96.8%	96.6%	0.2%	21,926	21,075	4.0%
San Francisco, CA	2,015	1,878	1,820	3.2%	96.4%	96.5%	(0.1%)	10,946	10,618	3.1%
Oakland-East Bay, CA	1,647	1,265	1,227	3.1%	96.1%	96.2%	(0.1%)	6,005	5,831	3.0%

Northern California Average	8,450	1,588	1,534	3.5%	96.6%	96.5%	0.1%	38,877	37,524	3.6%

Southern California
Los Angeles, CA	1,198	1,592	1,572	1.3%	96.3%	95.5%	0.8%	5,512	5,393	2.2%
Orange County, CA	1,174	1,388	1,356	2.4%	97.2%	96.8%	0.4%	4,753	4,624	2.8%
San Diego, CA	1,058	1,419	1,385	2.5%	96.4%	95.4%	1.0%	4,341	4,196	3.5%

Southern California Average	3,430	1,469	1,440	2.0%	96.6%	95.9%	0.7%	14,606	14,213	2.8%

Average/Total Established	29,354	$1,669	$1,627	2.6%	96.8%	96.5%	0.3%	$142,310	$138,266	2.9%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful. The number of Established Communities was adjusted during the third quarter of 2006 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Year-To-Date Revenue and Occupancy Changes — Established Communities (1)
September 30, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		YTD Q3 06	YTD Q3 05	% Change	YTD Q3 06	YTD Q3 05	% Change	YTD Q3 06	YTD Q3 05	% Change
Northeast
Boston, MA	2,471	$1,647	$1,618	1.8%	95.4%	95.6%	(0.2%)	$34,949	$34,405	1.6%
Fairfield-New Haven, CT	1,998	2,009	1,923	4.5%	96.8%	96.4%	0.4%	34,985	33,346	4.9%
New York, NY	1,606	2,209	2,129	3.8%	97.1%	96.3%	0.8%	31,000	29,642	4.6%
Northern New Jersey	1,182	2,464	2,254	9.3%	97.1%	96.6%	0.5%	25,442	23,176	9.8%
Long Island, NY	915	2,364	2,272	4.0%	97.1%	97.0%	0.1%	18,893	18,142	4.1%
Central New Jersey	502	1,651	1,615	2.2%	95.9%	95.6%	0.3%	7,151	6,975	2.5%

Northeast Average	8,674	2,021	1,938	4.3%	96.6%	96.3%	0.3%	152,420	145,686	4.6%

Mid-Atlantic
Washington, DC	4,695	1,640	1,531	7.1%	96.6%	94.9%	1.7%	66,960	61,522	8.8%
Baltimore, MD	718	1,184	1,148	3.1%	97.7%	95.4%	2.3%	7,478	7,092	5.4%

Mid-Atlantic Average	5,413	1,580	1,481	6.7%	96.7%	94.9%	1.8%	74,438	68,614	8.5%

Midwest
Chicago, IL	887	1,123	1,092	2.8%	95.1%	95.6%	(0.5%)	8,524	8,332	2.3%

Midwest Average	887	1,123	1,092	2.8%	95.1%	95.6%	(0.5%)	8,524	8,332	2.3%

Pacific Northwest
Seattle, WA	2,500	1,125	1,040	8.2%	96.5%	95.2%	1.3%	24,419	22,296	9.5%

Pacific Northwest Average	2,500	1,125	1,040	8.2%	96.5%	95.2%	1.3%	24,419	22,296	9.5%

Northern California
San Jose, CA	4,788	1,526	1,429	6.8%	96.9%	95.9%	1.0%	63,712	59,097	7.8%
San Francisco, CA	2,015	1,825	1,678	8.8%	96.6%	95.8%	0.8%	31,962	29,161	9.6%
Oakland-East Bay, CA	1,647	1,231	1,174	4.9%	96.5%	95.7%	0.8%	17,615	16,667	5.7%

Northern California Average	8,450	1,541	1,439	7.1%	96.7%	95.8%	0.9%	113,289	104,925	8.0%

Southern California
Los Angeles, CA	1,198	1,565	1,442	8.5%	95.9%	96.2%	(0.3%)	16,170	14,945	8.2%
Orange County, CA	1,174	1,362	1,274	6.9%	96.9%	96.5%	0.4%	13,935	12,981	7.3%
San Diego, CA	1,058	1,392	1,344	3.6%	96.0%	95.1%	0.9%	12,719	12,174	4.5%

Southern California Average	3,430	1,442	1,353	6.6%	96.2%	96.0%	0.2%	42,824	40,100	6.8%

Average/Total Established	29,354	$1,630	$1,539	5.9%	96.6%	95.8%	0.8%	$415,914	$389,953	6.7%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful. The number of Established Communities was adjusted during the third quarter of 2006 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity (1) as of September 30, 2006

		Number	Number	Total
		of	of	Capital Cost (2)
		Communities	Homes	(millions)
Portfolio Additions:
2006 Annual Completions	(3)
Development		6	1,368	$376.7
Redevelopment	(4)	2	506	10.1

Total Additions		8	1,874	$386.8

2005 Annual Completions
Development		7	1,971	$408.2
Redevelopment		3	1,094	31.0

Total Additions		10	3,065	$439.2

Pipeline Activity:	(3)

Currently Under Construction
Development		17	5,082	$1,409.4
Redevelopment	(4)	4	1,993	33.3

Subtotal		21	7,075	$1,442.7

Planning
Development Rights		48	12,394	$2,982.0

Total Pipeline		69	19,289	$4,424.7

(1)	Represents activity for consolidated and unconsolidated entities.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Information represents projections and estimates.

(4)	Represents only cost of redevelopment activity, does not include original acquisition cost.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2006.

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of September 30, 2006

	Percentage		Total		Schedule			Avg
	Ownership	# of	Capital					Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #14
Under Construction:
1. Avalon Wilshire	100%	123	$46.6	Q1 2005	Q1 2007	Q1 2007	Q3 2007	$2,520	N/A	N/A	N/A	N/A
Los Angeles, CA
2. Avalon at Mission Bay North II (6)	25%	313	111.7	Q1 2005	Q3 2006	Q4 2006	Q2 2007	3,175	88.8%	42.5%	38.0%	16.4%
San Francisco, CA
3. Avalon Chestnut Hill	100%	204	60.6	Q2 2005	Q3 2006	Q1 2007	Q3 2007	2,760	45.1%	27.5%	7.4%	0.2%
Chestnut Hill, MA
4. Avalon at Decoverly II	100%	196	30.5	Q3 2005	Q2 2006	Q2 2007	Q4 2007	1,530	42.9%	41.3%	29.1%	12.7%
Rockville, MD
5. Avalon Lyndhurst (7)	100%	328	78.8	Q3 2005	Q1 2007	Q4 2007	Q2 2008	2,260	N/A	3.4%	N/A	N/A
Lyndhurst, NJ
6. Avalon Shrewsbury	100%	251	36.1	Q3 2005	Q2 2006	Q2 2007	Q4 2007	1,380	60.2%	53.0%	41.8%	18.9%
Shrewsbury, MA
7. Avalon Riverview North	100%	602	175.6	Q3 2005	Q3 2007	Q3 2008	Q1 2009	2,695	N/A	N/A	N/A	N/A
New York, NY
8. Avalon Bowery Place I (8)	100%	206	96.5	Q4 2005	Q4 2006	Q4 2006	Q2 2007	3,720	N/A	44.7%	N/A	N/A
New York, NY
9. Avalon at Glen Cove North	100%	111	42.4	Q4 2005	Q2 2007	Q3 2007	Q1 2008	2,300	N/A	N/A	N/A	N/A
Glen Cove, NY
10. Avalon Danvers	100%	433	84.8	Q4 2005	Q1 2007	Q2 2008	Q4 2008	1,660	N/A	N/A	N/A	N/A
Danvers, MA
11. Avalon Woburn	100%	446	81.9	Q4 2005	Q3 2006	Q1 2008	Q3 2008	1,575	16.1%	18.4%	11.7%	8.5%
Woburn, MA
12. Avalon on the Sound II	100%	588	184.2	Q1 2006	Q3 2007	Q3 2008	Q1 2009	2,420	N/A	N/A	N/A	N/A
New Rochelle, NY
13. Avalon Meydenbauer	100%	368	84.3	Q1 2006	Q4 2007	Q3 2008	Q1 2009	1,625	N/A	N/A	N/A	N/A
Bellevue, WA
14. Avalon at Dublin Station I	100%	305	85.8	Q2 2006	Q3 2007	Q2 2008	Q4 2008	1,995	N/A	N/A	N/A	N/A
Dublin, CA
15. Avalon at Lexington Hills	100%	387	86.2	Q2 2006	Q2 2007	Q3 2008	Q1 2009	2,105	N/A	N/A	N/A	N/A
Lexington, MA
16. Avalon Bowery Place II	100%	90	61.9	Q3 2006	Q4 2007	Q1 2008	Q2 2008	3,490	N/A	N/A	N/A	N/A
New York, NY
17. Avalon Encino	100%	131	61.5	Q3 2006	Q3 2008	Q4 2008	Q1 2009	2,650	N/A	N/A	N/A	N/A

Los Angeles, CA Subtotal/Weighted Average		5,082	$1,409.4					$2,250

Completed this Quarter:
1. Avalon Del Rey (9)	30%	309	$70.0	Q2 2004	Q1 2006	Q3 2006	Q4 2006	$2,010	100.0%	95.8%	95.5%	75.0%
Los Angeles, CA
2. Avalon Camarillo	100%	249	48.1	Q2 2004	Q1 2006	Q3 2006	Q1 2007	1,670	100.0%	97.6%	97.2%	76.6%

Camarillo, CA Subtotal/Weighted Average		558	$118.1					$1,855

Total/Weighted Average		5,640	$1,527.5					$2,210

Weighted Average Projected NOI
as a % of Total Capital Cost (1) (10)			7.0%	Inclusive of Concessions — See Attachment #14

Non-Stabilized Development Communities (11)

			% Economic	Asset Cost Basis, Non-Stabilized Development			Source
			Occ
Prior Quarter Completeions:			(1)(5)	Capital Cost, Prior Quarter Completions		$25.1	Att. 8
Avalon Pines II, Coram, NY	152	$25.1		Capital Cost, Current Completions		118.1	Att. 8
				Capital Cost, Under Construction		1,325.6	Att. 8 (less JV partner share)

Total	152	$25.1	90.6%	Less: Remaining to Invest, Under Construction

				Total Remaining to Invest	1,007.2		Att. 10
				Capital Cost, Projected Q4 2006 Starts	(268.7)		Att. 10, Footnote 5
						(738.5)
				Total Asset Cost Basis, Non-Stabilized Development		$730.3
Q3 2006 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $1.7 million. See Attachment #14.

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of October 20, 2006.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of October 20, 2006.

(4)	Physical occupancy based on apartment homes occupied as of October 20, 2006.

(5)	Represents Economic Occupancy for the third quarter of 2006.

(6)	The community is being developed under a joint venture structure and has been financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $27.9 million including community-based debt.

(7)	The remediation of the Company’s Avalon Lyndhurst development site, as discussed in the Company’s second quarter 2006 Earnings Release, is substantially complete. The additional construction costs incurred as a result of this remediation effort, including costs associated with construction delays, is expected to total approximately $10 million. The Company is pursuing the recovery of these additional costs through its insurance as well as the third parties involved, but any recoverable amounts are not currently estimable. Accordingly, the Total Capital Cost and yield cited above do not reflect the potential impact of these additional net costs associated with this remediation effort.

(8)	This community was formerly known as Avalon Chrystie Place II, and is expected to be financed in part by third-party tax-exempt debt. The Total Capital Cost for this community includes the projected costs related to this financing and the benefit of available low-income housing tax credits.

(9)	The community is currently owned by a wholly-owned subsidiary of the Company, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion. The Company expects to admit a joint venture partner during the fourth quarter of 2006, and expects the community to be consolidated for financial reporting purposes for approximately one year following admittance of the joint venture partner.

(10)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(11)	Represents Development Communities completed in the current quarter and prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2006.

Attachment 9
AvalonBay Communities, Inc.
Redevelopment Communities as of September 30, 2006

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Complete	Start	Complete	Ops (2)	Home (2)	to date	@ 9/30/06
									Inclusive of
									Concessions
									See Attachment #14
Under Redevelopment:

Stabilized (3)
1. Avalon Arlington Heights (4)	100%	409	$50.2	$57.1	Q4 2000	Q1 2006	Q1 2007	Q3 2007	$1,315	271	2
Arlington Heights, IL
2. Avalon Walk I and II (5)	100%	764	59.4	71.2	Q3 1992	Q1 2006	Q4 2007	Q2 2008	1,355	336	41
Hamden, CT					Q3 1994
3. Avalon at AutumnWoods	100%	420	31.2	38.3	Q4 1996	Q3 2006	Q3 2008	Q1 2009	1,465	51	18
Fairfax, VA

Subtotal		1,593	$140.8	$166.6					$1,375	658	61

Acquisitions (3)
1. Ravenswood at the Park (6)	15%	400	49.2	56.7	Q4 2004	Q2 2006	Q4 2007	Q2 2008	1,315	159	2
Redmond, WA

Total/Weighted Average		1,993	$190.0	$223.3					$1,360	817	63

Weighted Average Projected NOI as a % of Total Capital Cost (2)				10.5%	Inclusive of Concessions — See Attachment #14

(1)	Inclusive of acquisition cost.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Stabilized Redevelopment Communities have been held for one year or more and have achieved Stabilized Operations before beginning redevelopment. Acquisition redevelopments are those communities that begin redevelopment within one year of acquisition.

(4)	This community was formerly known as 200 Arlington Place.

(5)	This community was developed by a predecessor of the Company. Phase I was completed in Q3 1992 and Phase II was completed in Q3 1994.

(6)	This community was acquired in Q4 2004 and was transferred to a subsidiary of the Company’s Investment Management Fund (the “Fund”) in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2006.

Attachment 10
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of September 30, 2006
($ in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total - 2004 Actual	2,181	$302,184	$368,301	$287,812	$266,548

2005 Actual:
Quarter 1	259	$60,827	$42,234	$286,946	$294,379
Quarter 2	473	72,327	75,121	588,802	315,720
Quarter 3	510	96,202	66,050	734,543	295,545
Quarter 4	238	118,483	35,641	881,012	377,320

Total - 2005 Actual	1,480	$347,839	$219,046

2006 Projected:
Quarter 1 (Actual)	267	$113,125	$47,014	$952,410	$468,401
Quarter 2 (Actual)	302	155,381	59,948	915,400	570,875
Quarter 3 (Actual)	509	174,587	86,515	1,007,188	593,160
Quarter 4 (Projected)	427	229,810	97,237	777,377	574,626

Total - 2006 Projected	1,505	$672,903	$290,714

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)
Total - 2004 Actual		$3,544	$15,710	$2,140

2005 Actual:
Quarter 1	80	$2,878	$9,938	$5,963
Quarter 2	98	2,536	7,301	14,236
Quarter 3	110	1,890	17,350	15,172
Quarter 4	52	1,668	13,456	7,877

Total - 2005 Actual		$8,972

2006 Projected:
Quarter 1 (Actual)	32	$3,433	$18,443	$8,502
Quarter 2 (Actual)	60	3,474	21,760	10,206
Quarter 3 (Actual)	89	4,258	18,549	14,763
Quarter 4 (Projected)	79	5,574	12,976	14,428

Total - 2006 Projected		$16,739

(1)	Data is presented for all communities currently under development or redevelopment and those communities for which development or redevelopment is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under development or redevelopment and those for which development or redevelopment is expected to begin within the next 90 days. Remaining to invest for Q3 2006 includes $268.7 million attributed to three anticipated Q4 2006 development starts and $1.3 million related to two anticipated Q4 2006 redevelopment starts. Remaining to Invest also includes $3.1 million attributed to Avalon at Mission Bay North II. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $27.9 million including community-based construction debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q3 2006 includes $8.2 million related to one unconsolidated joint venture and one unconsolidated investment in the Fund, and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2006.

Attachment 11
AvalonBay Communities, Inc.
Future Development as of September 30, 2006

DEVELOPMENT RIGHTS (1)

			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	Canoga Park, CA	(2)	210	$54
2.	Acton, MA		380	71
3.	White Plains, NY		393	146
4.	New York, NY		297	121
5.	Coram, NY	(2)	200	47
6.	Tinton Falls, NJ		216	41
7.	Hingham, MA	(2)	235	44
8.	Kirkland, WA Phase II	(2)	176	53
9.	Sharon, MA		156	26
10.	Wilton, CT	(2)	100	24
11.	Irvine, CA	(2)	280	76
12.	Northborough, MA		350	60
13.	Union City, CA	(2)	438	120
14.	Brooklyn, NY		652	317
15.	Norwalk, CT		314	63
16.	Greenburgh, NY Phase II		444	112
17.	Plymouth, MA Phase II		81	17
18.	Andover, MA	(2)	115	21
19.	Shelton, CT II		171	34
20.	Quincy, MA	(2)	146	24
21.	West Haven, CT		170	23
22.	Cohasset, MA	(2)	200	38
23.	Oyster Bay, NY	(2)	150	42
24.	West Long Branch, NJ	(3)	216	36
25.	Shelton, CT		302	49
26.	Pleasant Hill, CA	(4)	449	153
27.	Gaithersburg, MD		254	41
28.	Milford, CT	(2)	284	45
29.	Wanaque, NJ		210	45
30.	San Francisco, CA		152	40
31.	Howell, NJ		265	42
32.	Highland Park, NJ		285	67
33.	Dublin, CA Phase II		200	52
34.	Dublin, CA Phase III		205	53
35.	Irvine, CA II		180	57
36.	Hackensack, NJ		210	47
37.	Camarillo, CA		376	55
38.	Wheaton, MD	(2)	320	56
39.	Stratford, CT	(2)	146	23
40.	Saddle Brook, NJ		300	55
41.	Oakland, NJ		308	62
42.	Plainview, NY		160	38
43.	Garden City, NY		160	58
44.	Alexandria, VA	(2)	283	73
45.	Tysons Corner, VA	(2)	439	101
46.	Camarillo, CA II		233	57
47.	Yaphank, NY	(2)	343	57
48.	Rockville, MD	(2)	240	46

	Total		12,394	$2,982

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

(3)	This Development Right is subject to a joint venture arrangement.

(4)	This Development Right is subject to a joint venture arrangement. In connection with the pursuit of this Development Right, $125 million in bond financing was issued and immediately invested in a guaranteed investment contract (“GIC”) administered by a trustee. The Company does not have any equity or economic interest in the joint venture entity at this time, but has an option to make a capital contribution to the joint venture entity for a 99% general partner interest. Should the Company exercise this option, the bond proceeds will be released from the GIC and used for future construction of the Development Right. Should the Company decide not to exercise this option, the bond proceeds will be redeemed to the issuer.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2006.

Attachment 12
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments (1) as of September 30, 2006
				AVB					AVB’s
		# of	Total	Book	Outstanding Debt				Economic
Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	Share
Real Estate Investments	Ownership	Homes	Cost (2)	Investment (3)	Amount	Type	Rate	Date	of Debt
AvalonBay Value Added Fund, LP
1. Avalon at Redondo Beach, Los Angeles, CA	N/A	105	$24,408	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,548
2. Avalon Lakeside, Chicago, IL	N/A	204	18,053	N/A	7,851	Fixed	6.90%	Feb 2028 (4)	1,193
3 Avalon Columbia, Baltimore, MD	N/A	170	29,219	N/A	16,575	Fixed	5.25%	Apr 2012	2,519
4. Ravenswood at the Park, Seattle, WA	N/A	400	52,063	N/A	31,500	Fixed	4.96%	Jul 2012	4,788
5. Fuller Martel, Los Angeles, CA	N/A	82	18,049	N/A	11,500	Fixed	5.41%	Feb 2014	1,748
6. Avalon at Poplar Creek, Chicago, IL	N/A	196	25,239	N/A	16,500	Fixed	4.83%	Oct 2012	2,508
7. Civic Center Place (5), Norwalk, CA	N/A	192	38,073	N/A	23,806	Fixed	5.29%	Aug 2013	3,619
8. Paseo Park, Fremont, CA	N/A	134	19,786	N/A	11,800	Fixed	5.74%	Nov 2013	1,794
9. Aurora at Yerba Buena, San Francisco, CA	N/A	160	66,298	N/A	41,500	Fixed	5.88%	Mar 2014	6,308
10. Avalon at Aberdeen Station Aberdeen, NJ	N/A	290	57,758	N/A	34,456	Fixed	5.73%	Sep 2013	5,237
11. The Springs Corona, CA	N/A	320	47,521	N/A	26,000	Fixed	6.06%	Oct 2014	3,952
12. Fund corporate debt (6)	N/A	N/A	N/A	N/A	10,500	Variable	6.08%	Jan 2008	1,596

	15.2%	2,253	$396,467	$64,124	$248,753				$37,810

Other Operating Joint Ventures
1. Avalon Run, Lawrenceville, NJ	(7)	426	$28,763	$1,449	$—	N/A	N/A	N/A	$—
2. Avalon Grove, Stamford, CT	(8)	402	51,659	8,033	—	N/A	N/A	N/A	—
3. Avalon Bedford, Stamford, CT	25.0%	368	61,523	12,679	37,200	Fixed	5.24%	Nov 2010	9,300
4. Avalon Chrystie Place I, New York, NY	20.0%	361	129,469	27,602	117,000	Variable	3.75%	Feb 2009	23,400

		1,557	$271,414	$49,763	$154,200				$32,700

Other Development Joint Ventures
1. Avalon at Mission Bay North II San Francisco, CA	25.0%	313	$98,860	$23,115	$69,757	Variable	6.83%	Sep 2008 (9)	$17,439

		313	$98,860	$23,115	$69,757				$17,439

		4,123	$766,741	$137,002	$472,710				$87,949

(1)	Schedule does not include one community (Avalon Del Rey) that completed development in the third quarter of 2006 under a joint venture arrangement, but is currently wholly-owned and therefore consolidated for financial reporting purposes.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(4)	Debt can be prepaid after February 2008 without penalty.

(5)	This community’s debt is a combination of two separate fixed rate loans which both mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Fund upon purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.08% interest rate. The rate listed in the table above represents a weighted average interest rate.

(6)	Amounts are outstanding under the Fund’s unsecured credit facility. The interest rate is a blended average of the outstanding balance.

(7)	After the venture makes certain distributions to the third-party partner, the Company will generally be entitled to receive 40% of all operating cash flow distributions and 49% of all residual cash flow following a sale. During the third quarter of 2006, the Company entered into an arrangement to purchase its joint venture partner’s 51% interest. The Company expects to complete the acquisition in the fourth quarter of 2006.

(8)	After the venture makes certain distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(9)	The maturity date as reflected on this attachment may be extended to September 2010 upon exercise of two one-year extension options.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity as of September 30, 2006
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Holding Period (1)	Price	GAAP Gain	and Other	Gain(2)	Mkt. Cap Rate (1)(2)	Unleveraged IRR(1)(2)
1998: 9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999: 16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000: 8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001: 7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002: 1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003: 12 Communities, 1 Land Parcel(3)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004: 5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005: 7 Communities, 1 Office Building, 3 Land Parcels (4)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006: 3 Communities, 2 Land Parcels		$201,710	$111,082	$19,083	$91,999	4.4%	16.6%

1998 - 2006 Total	6.1	$2,265,346	$842,598	$191,880	$650,719	6.3%	15.6%

(1)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(4)	2005 GAAP gain includes the recovery of an impairment loss in the amount of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time when it was determined planned for disposition.

Attachment 14
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3		Q3	YTD	YTD
	2006		2005	2006	2005
Net income	$45,076		$99,128	$229,122	$225,649
Dividends attributable to preferred stock	(2,175)		(2,175)	(6,525)	(6,525)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	40,916		39,338	122,787	120,220
Minority interest expense, including discontinued operations	99		291	297	1,072
Gain on sale of previously depreciated real estate assets	—		(68,491)	(97,411)	(128,751)

FFO attributable to common stockholders	$83,916		$68,091	$248,270	$211,665

Average shares outstanding — diluted	75,688,899		75,004,767	75,504,026	74,627,782

EPS — diluted	$0.57		$1.30	$2.95	$2.95

FFO per common share — diluted	$1.11	(1)	$0.91	$3.29 (2)	$2.84 (3)

(1)	FFO per common share — diluted for the three months ended September 30, 2006 includes $0.01 per share from gains on the sale of a land parcel and the final installment on the sale of a technology venture.

(2)	FFO per common share — diluted for the nine months ended September 30, 2006 includes $0.18 per share of non-routine items related to the gains on sale of two land parcels and the final installment from the sale of a technology venture.

(3)	FFO per common share — diluted for the nine months ended September 30, 2005 includes the following non-routine items, totaling $0.11 per share:
- Gains on the sale of two land parcels;
- Gain on sale of a technology venture; and
- Income related to the impact of the development by a third-party of a hotel adjacent to one of the Company’s existing communities.
The above items were partially offset by:
- Separation costs due to the departure of a senior executive; and
- Accrual of costs related to various litigation matters.

Attachment 14 (continued)
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the full year 2006 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Full Year 2006	$3.49	$3.53
Projected depreciation (real estate related)	2.17	2.21
Projected gain on sale of operating communities	(1.30)	(1.34)

Projected FFO per share (diluted) — Full Year 2006	$4.36	$4.40

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2006	2005	2006	2005
Net income	$45,076	$99,128	$229,122	$225,649
Property management and other indirect operating expenses	8,154	8,442	25,092	23,164
Corporate-level other income	(1,585)	(1,378)	(4,184)	(3,432)
Investments and investment management	1,388	1,211	5,257	3,374
Interest expense, net	26,937	31,790	82,195	96,021
General and administrative expense	5,633	5,857	18,395	19,278
Joint venture income and minority interest	(454)	107	(629)	(5,803)
Depreciation expense	40,364	38,787	121,518	117,481
Gain on sale of real estate assets	(505)	(68,491)	(111,082)	(133,368)
Income from discontinued operations	—	(3,686)	(1,147)	(11,978)

NOI from continuing operations	$125,008	$111,767	$364,537	$330,386

Established:
Northeast	$34,836	$33,222	$102,190	$97,513
Mid-Atlantic	17,882	15,967	52,820	47,385
Midwest	1,844	1,540	5,288	5,014
Pacific NW	5,525	4,810	16,030	14,418
No. California	26,896	23,609	79,043	71,397
So. California	10,416	9,655	30,954	28,318

Total Established	97,399	88,803	286,325	264,045

Other Stabilized	14,997	13,963	43,775	39,715
Development/Redevelopment	12,612	9,001	34,437	26,626

NOI from continuing operations	$125,008	$111,767	$364,537	$330,386

Attachment 14 (continued)
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2005 through September 30, 2006). A reconciliation of NOI from communities sold to net income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2006	2005	2006	2005
Income from discontinued operations	$—	$3,686	$1,147	$11,978
Interest expense, net	—	—	—	—
Depreciation expense	—	411	—	3,026

NOI from discontinued operations	$—	$4,097	$1,147	$15,004

NOI from assets sold	$—	$4,097	$1,147	$15,004
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$—	$4,097	$1,147	$15,004

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3
	2006	2005
Rental revenue (GAAP basis)	$142,310	$132,663
Concessions amortized	2,232	4,901
Concessions granted	(1,252)	(5,798)

Rental revenue (with Concessions on a Cash Basis)	$143,290	$131,766

% change — GAAP revenue	7.3%

% change — cash revenue	8.7%

Attachment 14 (continued)
Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the nine months ended September 30, 2006 as well as prior years’ activities is presented on Attachment 13.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2006 are as follows (dollars in thousands):

Net income	$45,076
Interest expense, net	26,937
Depreciation expense	40,364

EBITDA	$112,377

EBITDA from continuing operations	$112,377
EBITDA from discontinued operations	—

EBITDA	$112,377

EBITDA from continuing operations	$112,377
Land gains	(505)

EBITDA from continuing operations, excluding land gains	$111,872

Interest expense, net	$26,937
Dividends attributable to preferred stock	2,175

Interest charges	$29,112

Interest coverage	3.8

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. The gross sales price is adjusted for transaction costs and deferred maintenance in determining the Initial Year Market Cap Rate for acquisitions. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year

Attachment 14 (continued)
Market Cap Rate is weighted based on the gross sales price of each community (for dispositions) and on the expected total investment in each community (for acquisitions).
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of September 30, 2006 is as follows (dollars in thousands):

Total debt	$2,643,025

Common stock	8,981,139
Preferred stock	100,000
Operating partnership units	18,117
Total debt	2,643,025

Total market capitalization	11,742,281

Debt as % of capitalization	22.5%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Attachment 14 (continued)
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2006 is as follows (dollars in thousands):

NOI for Established Communities	$286,325
NOI for Other Stabilized Communities	43,775
NOI for Development/Redevelopment Communities	34,437
NOI for discontinued operations	1,147

Total NOI generated by real estate assets	$365,684
NOI from encumbered assets	64,138

NOI from unencumbered assets	$301,546

Unencumbered NOI	82.5%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2006, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2005 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year. The number of Established Communities was adjusted during the third quarter of 2006 to reflect changes in the Company’s disposition program.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.